Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

12% SERIES A CUMULATIVE REDEEMABLE NON-VOTING PREFERRED STOCK

OF

GCI LIBERTY, INC.

GCI Liberty, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (as amended from time to time to time, the “Articles of Incorporation”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as 12% Series A Cumulative Redeemable Non-Voting Preferred Stock as follows:

FIRST: The Articles of Incorporation authorize the issuance by the Corporation of 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and, further, authorize the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By Unanimous Written Consent of the Board of Directors on May 5, 2025, the Board of Directors designated 10,000 shares of Preferred Stock as 12% Series A Cumulative Redeemable Non-Voting Preferred Stock, par value $0.01 per share, pursuant to a resolution providing that a series of Preferred Stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

12% SERIES A CUMULATIVE REDEEMABLE NON-VOTING PREFERRED STOCK

1.            Designation and Amount. The designation of the series of Preferred Stock authorized hereby is 12% Series A Cumulative Redeemable Non-Voting Preferred Stock (the “Series A Preferred Stock”). The total number of the authorized and unissued shares of the Preferred Stock designated as the Series A Preferred Stock initially shall be 10,000.

2.            Certain Definitions. For purposes of this Certificate of Designations, the following terms shall have the meanings ascribed below:

“Affiliated Persons” shall mean, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants (including adoptees), stepchildren, step-grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a) of this definition, and in the event of the incompetence or death of any of such specified Person or the persons described in clause (a), such person’s executor, administrator, committee or other personal representative or similar fiduciary, (c) any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in the above clause (a) or (b) of this definition, or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes, and (d) any company, partnership, or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a), (b) or (c) of this definition or the holdings of which are for the primary benefit of any of such Persons.

“Articles of Incorporation” shall have the meaning set forth in the Preamble of this Certificate of Designations.

“Beneficial Ownership” or “Beneficially Owned” shall mean, with respect to any securities, beneficial ownership of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, also shall mean, to the extent permitted by law, any committee thereof authorized to exercise the power of the Board of Directors of the Corporation with respect to a particular matter.

“Business Day” shall mean any weekday that is not a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to be closed.

“Capital Stock” shall mean any and all shares of capital stock of the Corporation.

“Certificate of Designations” shall mean this Certificate of Designations of 12% Series A Cumulative Redeemable Non-Voting Preferred Stock of the Corporation, as it may be amended from time to time.

“Change in Control Transaction” shall mean the acquisition of Beneficial Ownership by any Person or group (excluding any Permitted Holder or any group Controlled by any Permitted Holder) of more than 50% of the aggregate Voting Power of all outstanding classes or series of Capital Stock; provided, that none of (i) the GCI Spin-Off, (ii) the termination or expiration of that certain Non-Voting Side Letter, dated December 31, 2024, by and among the Corporation and certain anticipated holders of Common Stock affiliated with John C. Malone or (iii) the granting of a revocable proxy to vote any outstanding shares of Capital Stock by any Permitted Holder to any other Person shall be considered a Change in Control Transaction. For purposes of the definition of “Change in Control Transaction”, “Person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Change in Control Transaction Redemption” shall have the meaning set forth in Section 7(b)(i) of this Certificate of Designations.

“Change in Control Transaction Redemption Date” shall mean the date determined by the Board of Directors, which shall be a Business Day and shall be no less than ten (10) calendar days after the date on which the Corporation provides an Offer of Redemption; provided, that, if the Offer of Redemption is provided prior to the consummation of such Change in Control Transaction, such date shall be no sooner than the date of consummation of such Change in Control Transaction.

“Change in Control Transaction Redemption Price” shall mean, with respect to each share of Series A Preferred Stock, one hundred and five percent (105%) of the Liquidation Price of such share plus one hundred and five percent (105%) of all unpaid dividends (whether or not declared) on such share accrued from (and including) the most recent Dividend Payment Date to (but not including) the Change in Control Transaction Redemption Date.

“Close of Business” shall mean 5:00 p.m., New York City time.

“Common Stock” shall mean any class or series of common stock of the Corporation (including the GCI Group Common Stock and the Ventures Group Common Stock (each as defined in the GCI Spin-Off Articles)), now existing or hereafter authorized and issued.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise Voting Power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corporation” shall have the meaning set forth in the Preamble of this Certificate of Designations.

“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the effective time of this Certificate of Designations or thereafter created, incurred, assumed or guaranteed.

“Dissenters’ Rights Statute” shall have the meaning set forth in Section 7(c) of this Certificate of Designations.

“Dividend Amount” shall mean, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Section 3(a) of this Certificate of Designations (and as such amount is subject to adjustment from time to time pursuant to Section 3(b) or Section 3(d) of this Certificate of Designations).

“Dividend Nonpayment” shall have the meaning set forth in Section 3(b) of this Certificate of Designations.

“Dividend Nonpayment Rate” shall mean the Stated Rate plus one percent (1%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing with October 15, 2025.

“Dividend Period” shall mean the period from and including the Original Issuance Date to (but not including) the first Dividend Payment Date and thereafter each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Certificate of Designations.

“Equity Interest” shall mean (a) a share of corporate stock, a partnership interest, a membership interest in a limited liability company, and other equivalents of or interests in (however designated, other than debt) equity or ownership and (b) all warrants, options or other rights to acquire any Equity Interest set forth in clause (a) of this defined term (but excluding any debt security that is convertible into, or exchangeable for, any such Equity Interest).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GCI Spin-Off” shall mean the distribution to holders of record of Liberty Broadband’s Series A common stock, Series B common stock and Series C common stock shares of the corresponding series of GCI Group Common Stock in accordance with the terms of the Separation and Distribution Agreement.

“GCI Spin-Off Articles” shall mean the Amended and Restated Articles of Incorporation of the Corporation to be filed in connection with the GCI Spin-Off.

“Holder” shall mean each Person in whose name shares of Series A Preferred Stock are registered on the stock register of the Corporation, who shall be treated by the Corporation, or if the Corporation is not the Transfer Agent, the Transfer Agent, as the record owner of those shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock authorized and issued after the Original Issuance Date, in accordance with the Articles of Incorporation, other than the Series A Preferred Stock, any class or series of Parity Stock and any class or series of Senior Stock.

“Liberty Broadband” means Liberty Broadband Corporation, a Delaware corporation.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 4 of this Certificate of Designations.

“Liquidation Event” shall have the meaning set forth in Section 4 of this Certificate of Designations.

“Liquidation Price” measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $1,000.00 plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share that pursuant to Section 3(b) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date.

“Mandatory Redemption” shall have the meaning set forth in Section 5(b) of this Certificate of Designations.

“Mandatory Redemption Price” with respect to each share of Series A Preferred Stock, shall mean the Liquidation Price of such share plus all unpaid dividends (whether or not declared) on such share accrued from (and including) the most recent Dividend Payment Date to (but not including) (i) the Scheduled Redemption Date or (ii) in the case of shares of Series A Preferred Stock that remain outstanding following the Scheduled Redemption Date, the date on which such shares are redeemed pursuant to Section 5 of this Certificate of Designations.

“Mirror Preferred Stock” shall have the meaning set forth in Section 6(a) of this Certificate of Designations.

“Notice of Redemption” shall have the meaning set forth in Section 5(d) of this Certificate of Designations.

“NRS” shall have the meaning set forth in the Preamble of this Certificate of Designations.

“Offer of Redemption” shall have the meaning set forth in Section 7(b)(i) of this Certificate of Designations.

“Optional Redemption” shall have the meaning set forth in Section 5(a) of this Certificate of Designations.

“Optional Redemption Date” shall mean (i) the date as determined by the Board of Directors, which shall be a Business Day and shall be no less than ten (10) calendar days after the date on which the Corporation provides a Notice of Redemption and (ii) if any shares of Series A Preferred Stock selected for redemption remain outstanding following such date, any date thereafter on which shares of Series A Preferred Stock are redeemed pursuant to Section 5 of this Certificate of Designations.

“Optional Redemption Price” shall mean, with respect to each share of Series A Preferred Stock to be redeemed, the sum of (i) the Liquidation Price plus (ii) all unpaid dividends (whether or not declared) on such share accrued from (and including) the immediately preceding Dividend Payment Date to (but not including) the Optional Redemption Date.

“Optional Redemption Price Increase” shall have the meaning set forth in Section 7(a)(i) of this Certificate of Designations.

“Original Issuance Date” shall mean, with respect to the shares of Series A Preferred Stock, the date on which shares of Series A Preferred Stock are first issued.

“Parity Stock” shall mean any class or series of Capital Stock authorized and issued after the Original Issuance Date in accordance with the Articles of Incorporation that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption or rights on the distribution of assets on any Liquidation Event.

“Penalty Rate” shall mean the Stated Rate plus one percent (1%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Permitted Actions” shall mean (i) purchases, redemptions or other acquisitions of shares of Junior Stock, in the ordinary course in connection with any employment contract, compensation plan, benefit plan or other similar arrangement with or for the benefit of any current or former employees, officers, directors or consultants (including the forfeiture of unvested shares of restricted Junior Stock or share withholding or other acquisitions or surrender of shares of Junior Stock to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise)); (ii) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, or under a stock repurchase plan, provided that such contract or plan was entered into prior to the first Dividend Payment Date upon which the Corporation has failed to pay all dividends then payable on the Series A Preferred Stock in cash (it being understood that once the Corporation regains compliance with its cash dividend obligations on the Series A Preferred Stock by paying in cash all Dividend Amounts that have previously been added to the Liquidation Price, this proviso shall cease to apply until such time as the Corporation subsequently fails to pay all Dividend Amounts due in cash); (iii) exchanges or conversions of shares of any class or series of Junior Stock for any other class or series of Junior Stock; (iv) the purchase or deemed acquisition of fractional interests in shares of Junior Stock or Parity Stock pursuant to the conversion or exchange provisions of such Junior Stock, Parity Stock or the security being converted or exchanged, as applicable; (v) dividends or distributions of Junior Stock or rights to purchase Junior Stock (including in connection with a stockholders’ rights plan); (vi) any redemption, repurchase, or exchange of rights pursuant to any stockholders’ rights plan; (vii) the acquisition by the Corporation or any of its Subsidiaries of record ownership in Junior Stock or Parity Stock for the Beneficial Ownership of any other persons (other than the Corporation or any of its Subsidiaries), including as trustees or custodians; (viii) direct or indirect distributions of Equity Interests or assets of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of issued and outstanding Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such Equity Interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, conversion, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary (provided, that the assets or properties directly or indirectly being so distributed do not constitute all or substantially all of the assets of the Corporation as of the record date applicable to such distribution); (ix) stock splits, stock dividends or other distributions, reclassifications, recapitalizations; and (x) the payment of cash in lieu of fractional shares with respect to any of the foregoing.

“Permitted Holders” means any one or more of (a) John C. Malone, (b) each of the Affiliated Persons of the Person referred to in clause (a), (c) any publicly traded Person in which any of the Persons referred to in clauses (a) and (b) (whether individually or together with the other Persons in clauses (a) and (b)) is the largest beneficial owner of (x) the Equity Interests of such Person or (y) the aggregate Voting Power of all of the Voting Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, (d) any Person in which a majority of the aggregate Voting Power of all of the outstanding Voting Stock of which are Beneficially Owned by any one or more of the Persons referred to in clauses (a), (b) or (c), (e) any group consisting solely of persons described in clauses (a) through (d) and (f) any employee stock purchase plans or other benefit or retirement plans for directors, management, employees or consultants of the Corporation or any of its Subsidiaries. For purposes of the definition of “Permitted Holders”, “Person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Person” shall mean any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization or other entity.

“Preferred Stock” shall have the meaning set forth in the Recitals of this Certificate of Designations.

“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) calendar days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the Record Date shall be the next succeeding Business Day after such date.

“Record Holder” means a Holder of record of the Series A Preferred Stock as such Holder appears on the stock register of the Corporation at the Close of Business on the Record Date with respect to a Dividend Payment Date or on the Special Record Date, as applicable.

“Redemption Acceptance Deadline” shall have the meaning set forth in Section 7(b)(i) of this Certificate of Designations.

“Redemption Date” shall mean the Scheduled Redemption Date or the Optional Redemption Date, as applicable.

“Redemption Election Notice” shall have the meaning set forth in Section 7(b)(i) of this Certificate of Designations.

“Redemption Nonpayment” shall have the meaning set forth in Section 3(d) of this Certificate of Designations.

“Redemption Price” shall mean the Mandatory Redemption Price or the Optional Redemption Price, as applicable.

“Scheduled Redemption Date” shall mean the date that is seven (7) years after the Original Issuance Date.

“Senior Stock” shall mean any class or series of Capital Stock that ranks senior to the Series A Preferred Stock or has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption or rights on the distribution of assets on any Liquidation Event.

“Separation and Distribution Agreement” shall mean that certain Separation and Distribution Agreement, dated June 19, 2025, by and between Liberty Broadband and the Corporation.

“Series A Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Series A Preferred Stock Purchase Agreement” shall mean that certain Series A Preferred Stock Purchase Agreement, dated May 5, 2025, by and among Liberty Broadband, the Corporation, Janus Henderson Income ETF and Janus Henderson Multi-Sector Income Fund.

“Special Record Date” shall have the meaning set forth in Section 3(c) of this Certificate of Designations.

“Stated Rate” shall mean twelve percent (12%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Subsidiary” shall mean any corporate or other entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the Equity Interests of such corporate or other entity).

“Transfer” shall mean, directly or indirectly, the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of or transfer (by operation of law or otherwise), either voluntarily or involuntarily, or entry into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by operation of law or otherwise), of any shares of Series A Preferred Stock.

“Transfer Agent” shall mean the Corporation or such other Person as the Corporation may appoint, acting as Transfer Agent, registrar and paying agent for the Series A Preferred Stock.

“Voting Power” shall mean the total number of votes of the outstanding Voting Stock of any Person.

“Voting Stock” shall mean (a) with respect to the Corporation, shares of Capital Stock that constitute Voting Securities (as defined in the GCI Spin-Off Articles) and (b) with respect to any Person other than the Corporation, any shares of capital stock or interests of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

3.            Dividends.

(a)            Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 3(d) of this Certificate of Designations, the Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive preferential dividends that shall accrue and cumulate as provided herein. Subject to adjustment from time to time pursuant to Section 3(b) and Section 3(d) of this Certificate of Designations, dividends on each outstanding share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate equal to the Stated Rate from (and including) the Original Issuance Date to (but not including) the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Section 4 or Section 5 of this Certificate of Designations, as applicable, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative. If declared, accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Certificate of Designations, quarterly on each Dividend Payment Date, to the Record Holders of shares of Series A Preferred Stock as of the Close of Business on the applicable Record Date; provided, however, if any such Dividend Payment Date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (and without resulting in a Dividend Nonpayment). For purposes of determining the amount of dividends “accrued” (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the applicable rate per annum for actual days elapsed from (and including) the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Original Issuance Date) to (but not including) the date as of which such determination is to be made, based on a 365-day year, (ii) as of any Dividend Payment Date (other than the first Dividend Payment Date), such amount shall be calculated on the basis of the applicable rate per annum for actual days elapsed from (and including) the last preceding Dividend Payment Date to (but not including) such Dividend Payment Date, based on a 360-day year of twelve 30-day months, and (iii) as of the first Dividend Payment Date, such amount shall be calculated on the basis of the applicable rate per annum for actual days elapsed from (and including) the Original Issuance Date to (but not including) such Dividend Payment Date, based on a 365-day year.

(b)            If the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any Dividend Period on the Dividend Payment Date for such Dividend Period in accordance with Section 3(a) of this Certificate of Designations (a “Dividend Nonpayment”), then the Dividend Rate shall increase to the Dividend Nonpayment Rate, commencing on the Dividend Payment Date in respect of which a Dividend Nonpayment occurs and continuing for each subsequent Dividend Period thereafter; provided, that if the Dividend Amount payable on such Dividend Payment Date is paid within thirty (30) calendar days after the Dividend Payment Date on which the Dividend Nonpayment occurs, then such Dividend Amount will be deemed to have been paid on the Dividend Payment Date, no Dividend Nonpayment will be deemed to have occurred and the Dividend Rate increase shall be deemed to not apply; provided, further, that, subject to Section 3(d) of this Certificate of Designations, the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all accrued and unpaid dividends (whether or not declared) that pursuant to Section 3(c) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date, together with all dividends that have accrued to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends.

(c)            To the extent the Dividend Amount is not paid in cash in full on a Dividend Payment Date for any reason and such Dividend Nonpayment is not cured within thirty (30) calendar days of such Dividend Payment Date, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on the day immediately preceding such Dividend Payment Date and which are unpaid will be added to the Liquidation Price of such share as of such Dividend Payment Date and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends, which shall be deemed to satisfy the Corporation’s obligation to pay the Dividend Amount under Section 3(a) of this Certificate of Designations. Such accrued and unpaid dividends, together with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to Record Holders as of the Close of Business on such date, not more than sixty (60) calendar days preceding the payment date thereof, as may be fixed by the Board of Directors (the “Special Record Date”). Notice of each Special Record Date shall be mailed, first class, postage prepaid, to the Holders at their respective addresses as the same appear on the books of the Corporation (which may include the records of the Transfer Agent) or are supplied by them in writing to the Corporation for the purpose of such notice.

(d)            In the event the Corporation fails to pay the Mandatory Redemption Price in full when due and payable with respect to all shares of Series A Preferred Stock to be redeemed upon the Scheduled Redemption Date as required pursuant to Section 5 of this Certificate of Designations (each, a “Redemption Nonpayment”), then the Dividend Rate shall increase to the Penalty Rate, commencing on the date on which the Redemption Nonpayment occurs and for each subsequent Dividend Period thereafter so long as such Redemption Nonpayment fails to be cured; provided that if the Redemption Nonpayment is cured by the redemption of shares of Series A Preferred Stock required to be redeemed in the case of a Redemption Nonpayment within thirty (30) calendar days after the date on which the Redemption Nonpayment occurs, then the Penalty Rate shall not apply.

(e)            So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all accrued and unpaid dividends (whether or not declared) that pursuant to Section 3(c) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of the date of such payment, together with all dividends that have accrued to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends, shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay as of such time; provided, however, that nothing contained in this Section 3(e) of this Certificate of Designations shall prevent the Corporation from taking any Permitted Actions. Subject to and except as would be prohibited by this Section 3(e) of the Certificate of Designations and not otherwise, such dividends as may be determined by the Board of Directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Junior Stock, from time to time out of any funds legally available for such payment, and Holders of Series A Preferred Stock shall not be entitled to participate in any such dividends.

4.            Distributions Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of any Debt Instrument and other liabilities owed to the Corporation’s creditors and the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the Holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash or a combination thereof, as determined by the Board of Directors in good faith, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued to, but excluding, the date of distribution of amounts payable to Holders of Series A Preferred Stock in connection with such Liquidation Event since (and including) the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since (and including) the Original Issuance Date) (the “Liquidation Dividend Amount”), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock. The Holders of shares of Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence. Notwithstanding anything herein to the contrary, if, upon distribution of the Corporation’s assets in a Liquidation Event, the assets of the Corporation to be distributed among the Holders of shares of Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full (a) to Holders of shares of Series A Preferred Stock, the Liquidation Price and the Liquidation Dividend Amount and (b) to holders of any Parity Stock, any preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to Holders of shares of Series A Preferred Stock and holders of such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other Person nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a Liquidation Event within the meaning of this Section 4 of this Certificate of Designations.

5.            Redemption. The Corporation shall not be entitled to redeem any shares of Series A Preferred Stock except as expressly authorized in this Certificate of Designations.

(a)            Optional Redemption. Notwithstanding anything in this Certificate of Designations to the contrary, shares of Series A Preferred Stock may be redeemed out of funds legally available therefor, at the option of the Corporation by action of the Board of Directors, in whole or from time to time in part, on any Business Day occurring on or after the fifth anniversary of the Original Issuance Date and prior to the Scheduled Redemption Date, at the applicable Optional Redemption Price per share in cash on the Optional Redemption Date (the “Optional Redemption”). In the event less than all the outstanding shares of Series A Preferred Stock are to be redeemed in such Optional Redemption, then the shares of Series A Preferred Stock to be redeemed in accordance with this Section 5(a) shall be redeemed pro rata (as nearly as practical without creating fractional shares) or by any other equitable method the Board of Directors in its discretion shall choose from among the Holders of the outstanding shares of Series A Preferred Stock. For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Optional Redemption Date shall continue to accrue dividends in accordance with the provisions in Section 3 of this Certificate of Designations for so long as such shares remain outstanding.

(b)            Mandatory Redemption. On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Mandatory Redemption Price per share, in cash (the “Mandatory Redemption”).

(c)            Partial Redemption. If on the Scheduled Redemption Date for the Mandatory Redemption, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock to be so redeemed, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock and any Parity Stock then entitled to be redeemed. At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock (and, if applicable, Parity Stock) that the Corporation failed to redeem on the Scheduled Redemption Date until the balance of such shares has been redeemed. The shares of Series A Preferred Stock (and, if applicable, Parity Stock) to be redeemed in accordance with this Section 5(c) shall be redeemed pro rata (as nearly as practical without creating fractional shares) or by any other equitable method the Board of Directors in its discretion shall choose from among the Holders of the outstanding shares of Series A Preferred Stock (and, if applicable, Parity Stock). For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Scheduled Redemption Date shall continue to accrue dividends in accordance with the provisions of Section 3 of this Certificate of Designations for so long as such shares remain outstanding.

(d)            Notice of Redemption. The Corporation shall mail notice of any redemption in accordance with this Certificate of Designations to each Holder (such notice, a “Notice of Redemption”) in accordance with Section 15 of this Certificate of Designations, not later than ten (10) calendar days prior to the Redemption Date. Such Notice of Redemption shall contain: (A) the number of shares of Series A Preferred Stock that the Corporation shall redeem on the Redemption Date specified in the Notice of Redemption, (B) the Redemption Price, (C) the Redemption Date, (D) the instructions a Holder must follow with respect to the redemption and (E) any other matters required by law. Solely with respect to an Optional Redemption, a Notice of Redemption may, at the Corporation’s discretion, be subject to one or more conditions precedent. If such Optional Redemption is subject to satisfaction of one or more conditions precedent, such Notice of Redemption shall describe each such condition and, if applicable, shall state that, in the Corporation’s discretion, the Optional Redemption Date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Corporation in its sole discretion), or such Optional Redemption may not occur and such Notice of Redemption may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Corporation in its sole discretion) by the Optional Redemption Date as stated in such Notice of Redemption, or by the Optional Redemption Date as so delayed. Neither the failure to mail any notice required by this paragraph, nor any defect in such notice or in the mailing thereof to any particular Holder or Holders, shall affect the sufficiency of the notice or the validity of the proceedings for the redemption of any shares of the Series A Preferred Stock pursuant to this Certificate of Designations with respect to such Holder or any other Holder.

(e)            Deposit of Redemption Price. If the Notice of Redemption shall have been given as provided in Section 5(d) of this Certificate of Designations, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the Close of Business on the Redemption Date, the shares of Series A Preferred Stock called for redemption shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the Holders thereof to receive, subject to the procedures contained in the Notice of Redemption, the consideration payable upon redemption thereof.

(f)            Status of Redeemed Shares. Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be retired and shall be restored to the status of authorized and unissued shares of Preferred Stock and may be reissued as part of another series of the Preferred Stock, but such shares shall not be reissued as Series A Preferred Stock.

(g)            Certain Restrictions. If and so long as the Corporation shall fail to redeem on the Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem (except in accordance with Section 5(c) of this Certificate of Designations), or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any additional shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock that were not previously redeemed as required are redeemed pursuant to the terms hereof. Nothing contained in this Section 5(g) of this Certificate of Designations shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to Holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to Holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among Holders of all outstanding shares of Series A Preferred Stock and holders of all outstanding shares of any and all Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.

6.            Protective Provisions.

(a)            For so long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, (i) amend, alter or repeal any provision of this Certificate of Designations, whether by merger, share exchange, consolidation or otherwise (except for any transaction contemplated by Section 7 of this Certificate of Designations, in which case no vote of the Holders of shares of Series A Preferred Stock shall be required under this Section 6 of this Certificate of Designations), in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth in this Certificate of Designations, unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, preferences or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving or resulting entity or a direct or indirect parent entity of such surviving or resulting entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock, including, if applicable, the Optional Redemption Price Increase (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock (which may include the grant of additional powers, preferences or rights at the sole discretion of and as determined by the Board) and, if permitted by law, the payment of cash in lieu of fractional shares) (the “Mirror Preferred Stock”); or (ii) increase or decrease the authorized number of shares of the Series A Preferred Stock; provided, however, that, with respect to the foregoing clause (ii), if some, but not all, of the shares of Series A Preferred Stock are redeemed, the total number of authorized number of shares of the Series A Preferred Stock shall decrease by the number of shares so redeemed and such redeemed shares of Series A Preferred Stock shall constitute authorized but unissued shares of Preferred Stock.

(b)            If the Corporation shall propose to take action specified in Section 6(a)(i) of this Certificate of Designations to amend, alter or repeal any provision of this Certificate of Designations, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each Holder of Series A Preferred Stock as of the date of such notice at the address of said Holder shown on the stock books of the Corporation and shall cause to be filed with the Transfer Agent a copy of such notice. Such notice shall specify the other material terms of such amendment, alteration or repeal. Such notice shall be given at least ten (10) calendar days prior to the effective date of such amendment, alteration or repeal thereof. If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Section 6(b) of this Certificate of Designations prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each Holder of Series A Preferred Stock as of the date of such notice at the address of said Holder shown on the stock books of the Corporation.

(c)            Until the date that is two (2) years from the Original Issuance Date, shares of Series A Preferred Stock shall not be Transferred to any Person without the prior written consent of the Corporation; provided, however, that the foregoing restriction shall not apply in connection with any Transfer of the Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement.

7.            Change in Control Transaction.

(a)            Change in Control Transaction Prior to Fifth Anniversary of the Original Issuance Date.

(i)	In the event of any Change in Control Transaction occurring prior to the fifth anniversary of the Original Issuance Date pursuant to which the shares of Series A Preferred Stock outstanding immediately prior to the consummation of such Change in Control Transaction shall not remain outstanding immediately following the consummation of such Change in Control Transaction, the shares of Series A Preferred Stock outstanding immediately prior to the consummation of such Change in Control Transaction shall be converted into shares of Mirror Preferred Stock, provided, that the Optional Redemption Price applicable to such shares of Mirror Preferred Stock shall instead equal one hundred and five percent (105%) of the Optional Redemption Price in the event of an Optional Redemption (the “Optional Redemption Price Increase”).

(ii)	In the event of any Change in Control Transaction occurring prior to the fifth anniversary of the Original Issuance Date other than as described in Section 7(a)(i) of this Certificate of Designations, then the shares of Series A Preferred Stock then outstanding shall remain outstanding; provided, that the Optional Redemption Price under this Certificate of Designations shall be increased to the Optional Redemption Price Increase.

(b)            Change in Control Transaction At or After the Fifth Anniversary of the Original Issuance Date.

(i)	In the event of any Change in Control Transaction occurring on or after the fifth anniversary of the Original Issuance Date, each Holder of shares of Series A Preferred Stock outstanding immediately prior to the consummation of such Change in Control Transaction shall be entitled to have all, but not less than all, of the shares of Series A Preferred Stock then held by such Holder be redeemed at the Change in Control Transaction Redemption Price upon the consummation of such Change in Control Transaction or, if the Offer of Redemption (as defined below) is delivered to the Holder after the consummation of such Change in Control Transaction, no later than twenty (20) Business Days following the Redemption Acceptance Deadline (as defined below) (the “Change in Control Transaction Redemption”). To the extent reasonably practicable, at least twenty (20) calendar days prior to the consummation of such Change in Control Transaction, the Corporation shall mail an offer of redemption to each Holder (such offer, an “Offer of Redemption”) in accordance with Section 15 of this Certificate of Designations (it being understood that the failure to provide the Offer of Redemption at least such twenty (20) calendar days prior to the consummation of such Change in Control Transaction shall not be deemed a breach by the Corporation of, or a default under, this Certificate of Designations); provided, that if such Offer of Redemption is not provided by the Corporation prior to the consummation of such Change in Control Transaction, the Corporation (or its successor) shall provide an Offer of Redemption to each Holder within ten (10) calendar days following the consummation of such Change in Control Transaction. Such Offer of Redemption shall state (A) that each Holder shall have the right to cause the Corporation (or its successor) to redeem all, but not less than all, of the shares of Series A Preferred Stock held by each such Holder, (B) the Change in Control Transaction Redemption Price based on the date that such Change in Control Transaction is then expected to be consummated or the date that such Change in Control Transaction was actually consummated, as applicable, (C) the date that such Change in Control Transaction is then expected to be consummated or the date that such Change in Control Transaction was actually consummated, as applicable, (D) the instructions a Holder must follow with respect to such Change in Control Transaction Redemption and (E) any other matters required by law. If a Holder desires to accept the Offer of Redemption to cause the Corporation (or its successor) to redeem all, but not less than all, of the shares of Series A Preferred Stock held by such Holder for the Change in Control Transaction Redemption Price, then, within ten (10) calendar days of the delivery of the Offer of Redemption (such tenth calendar day, the “Redemption Acceptance Deadline”), such Holder shall deliver to the Corporation (or its successor) in accordance with Section 15 of this Certificate of Designations a written notice irrevocably electing, subject only to the consummation of such Change in Control Transaction, if applicable, to have all, but not less than all, of such Holder’s shares of Series A Preferred Stock be redeemed by the Corporation (or its successor) for the Change in Control Transaction Redemption Price upon the consummation of such Change in Control Transaction, or, if the Offer of Redemption is delivered to the Holder after the consummation of such Change in Control Transaction, no later than twenty (20) Business Days following the Redemption Acceptance Deadline (the “Redemption Election Notice”). Such Redemption Election Notice shall state (x) that such Holder irrevocably elects, subject only to the consummation of such Change in Control Transaction, if applicable, to accept the Offer of Redemption with respect to all, but not less than all, of the shares of Series A Preferred Stock held by such Holder and (y) such Holder’s wire instructions. If the Offer of Redemption is delivered by the Corporation to the Holder prior to the consummation of the Change in Control Transaction and a Redemption Election Notice has not been timely delivered by a Holder in accordance with this Section 7(b)(i) of this Certificate of Designations prior to the consummation of such Change in Control Transaction, and (1) if the shares of Series A Preferred Stock outstanding immediately prior to the consummation of such Change in Control Transaction shall not remain outstanding immediately following the consummation of such Change in Control Transaction, then the shares of Series A Preferred Stock held by such Holder immediately prior to the consummation of the Change in Control Transaction shall be converted into and exchanged for shares of Mirror Preferred Stock upon the consummation of such Change in Control Transaction, or (2) if there is a Change in Control Transaction other than as described in Section 7(b)(i)(1) of this Certificate of Designations, then the shares of Series A Preferred Stock held by such Holder shall remain outstanding from and following the consummation of such Change in Control Transaction until otherwise redeemed in accordance with this Certificate of Designations. If such Change in Control Transaction is terminated prior to its consummation or is otherwise not consummated, each of the Offer of Redemption and any Redemption Election Notices shall automatically be deemed void and of no force or effect.

(ii)	If, on the date that such Change in Control Transaction is consummated, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or is otherwise prohibited or restricted from redeeming all shares of Series A Preferred Stock included in Redemption Election Notices to be so redeemed, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock so elected to be redeemed pursuant to valid and timely Redemption Election Notices and any Parity Stock then also entitled to be redeemed. Any shares of Series A Preferred Stock not redeemed as a result of the immediately preceding sentence, shall (A) in a Change in Control Transaction in which the shares of Series A Preferred Stock outstanding immediately prior to the consummation of such Change in Control Transaction shall not remain outstanding immediately following the consummation of such Change in Control Transaction, be converted into and exchanged for shares of Mirror Preferred Stock upon the consummation of such Change in Control Transaction, or (B) in a Change in Control Transaction other than as described in Section 7(b)(ii)(A) of this Certificate of Designations, remain outstanding from and following the consummation of such Change in Control Transaction. The shares of Series A Preferred Stock (and, if applicable, Parity Stock) to be redeemed in accordance with this Section 7(b)(ii) shall be redeemed pro rata (as nearly as practical without creating fractional shares) or by any other equitable method the Board of Directors in its discretion shall choose from among the Holders of the outstanding shares of Series A Preferred Stock that timely delivered Redemption Election Notices (and, if applicable, Parity Stock).

(c)            In the event that, pursuant to any Change in Control Transaction, any Holder of shares of Series A Preferred Stock shall be entitled to rights as a dissenting holder under NRS 92A.300 to 92A.500, as amended from time to time, or any successor statute (the “Dissenters’ Rights Statute”), and such Holder complies with all notice, demand and other requirements to be entitled to payment for such shares under the Dissenters’ Rights Statute, such Holder agrees with the Corporation that the “Fair Value” of such shares for the purpose of the Dissenters’ Rights Statute shall equal the Optional Redemption Price determined as of the time immediately before the effectuation of such transaction.

8.            Voting. The holders of shares of Series A Preferred Stock shall have no voting rights whatsoever and shall not be considered Voting Securities (as defined in the GCI Spin-Off Articles), except as expressly specified in this Certificate of Designations. Notwithstanding anything to the contrary herein, and without limiting the generality of the foregoing, no vote or consent of holders of shares of Series A Preferred Stock will be required for (a) the creation or designation of any class or series of Capital Stock, (b) any amendment, alteration or repeal of a provision of the Articles of Incorporation or this Certificate of Designations (i) that would increase or decrease the number of authorized shares of Preferred Stock of the Corporation (but not below the number of shares of Preferred Stock of the Corporation then outstanding), other than the Series A Preferred Stock as contemplated by Section 6(a)(ii) of this Certificate of Designations, (ii) any amendment, modification, or restatement of the Articles of Incorporation as provided in the last sentence in Section 78.390(2) of the NRS, including, for the avoidance of doubt, the approval or filing of the GCI Spin-Off Articles, (iii) to cure any ambiguity, omission, inconsistency or mistake in this Certificate of Designations or the Articles of Incorporation that does not adversely affect the powers, preferences or rights of the Series A Preferred Stock set forth in this Certificate of Designations, or (iv) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the powers, preferences or rights of the Series A Preferred Stock set forth in this Certificate of Designations, or (c) any election of any director for the Board of Directors.

9.            Preemptive Rights. The Holders of shares of Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

10.            Creation of Capital Stock. Notwithstanding anything set forth in the Articles of Incorporation or this Certificate of Designations, but subject to Section 6(a)(ii) of this Certificate of Designations, the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders of shares of Series A Preferred Stock, may authorize and issue additional shares of any class or series of Capital Stock, including the Series A Preferred Stock or any Senior Stock, Parity Stock or Junior Stock.

11.            No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

12.            Exclusion of Other Rights. Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to Holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in this Certificate of Designations.

13.            Book-Entry. All shares of Series A Preferred Stock shall be issued in book-entry form and no physical certificates representing shares of Series A Preferred Stock shall be issued. The Corporation or, if the Corporation is not the Transfer Agent, the Transfer Agent shall keep and maintain a record in the Corporation’s book-entry system to evidence any actions taken with respect to such uncertificated shares of Series A Preferred Stock.

14.            Taxes.

(a)            Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b)            Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by Holders. The Corporation shall have the right to take measures necessary to obtain cash to satisfy the Corporation’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to any Holder of Series A Preferred Stock, including by retaining, selling or liquidating property of any such Holder which is held by the Corporation in its custody or over which it has control.

(c)            Tax Treatment. For U.S. federal income tax purposes, the Series A Preferred Stock shall be treated as non-voting equity of the Corporation.

15.            Notices. All notices or communications referred to in this Certificate of Designations or otherwise in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, e-mail, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation or the Bylaws of the Corporation and by applicable law. All notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) on the date of delivery if delivered personally or sent via e-mail (provided, that no transmission error is received), or (iii) one (1) Business Day after the mailing thereof if sent by registered, certified mail, first class mail with postage prepaid or by overnight courier, addressed: (x) if to the Corporation (or its successor), to its principal place of business (Attention: Chief Legal Officer), (y) if to any Holder of Series A Preferred Stock, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which, if the Corporation is not the Transfer Agent, may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

16.            Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained in this Certificate of Designations and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the Holders of a majority of the shares of Series A Preferred Stock then outstanding; provided, that upon the granting of any waiver pursuant to this Section 16 by Holders holding less than all of the then outstanding shares of Series A Preferred Stock, the Corporation shall be required to file, with no additional consent or approval by the Holders, an amendment to this Certificate of Designations with the Secretary of State of the State of Nevada reflecting the substance of such waiver, and such waiver provided pursuant to this Section 16 shall be deemed sufficient to satisfy any approval or consent rights required by applicable law or under Section 6 of this Certificate of Designations for the Corporation to make such filing. Except as provided in this Section 16 of this Certificate of Designations, the Holders of shares of Series A Preferred Stock shall not be entitled to act by written consent.

17.            Certain Interpretations.

(a)            When a reference is made in this Certificate of Designations to a Section, such reference is to a Section of this Certificate of Designations unless otherwise indicated.

(b)            When used herein, (i) the words “hereof”, “herein” and “hereunder” and words of similar import will, unless otherwise stated, be construed to refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of Designations; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)            If any action or notice is to be taken or given on or by a particular day, and such day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the immediately next succeeding Business Day.

(d)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Certificate of Designations, the date that is the reference date in calculating such period will be excluded and if the last day of such period is not a Business Day, the period shall end at 5:00 p.m. New York, New York time on the next succeeding Business Day.

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